INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 5, 1999, except for Note 15, as to which the date is February 19, 1999, on the financial statements of SEMX Corporation and Subsidiaries included in the Annual Report on Form 10-K of SEMX Corporation for the year ended December 31, 1998.






GOLDSTEIN GOLUB KESSLER LLP

New York, New York
May 13, 1999